SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                                  -------------

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 1, 1999



                        RECKSON SERVICE INDUSTRIES, INC.
             (Exact name of Registrant as specified in its Charter)




                                    Delaware
                            (State of Incorporation)


                   1-14183                                    11-3383642
         (Commission File Number)                    (IRS Employer Id. Number)

           225 Broadhollow Road                                  11747
            Melville, New York                                (Zip Code)
(Address of principal executive offices)

                                 (516) 719-7400
              (Registrant's telephone number, including area code)

Item 5.           Other Events

     On July 1, 1999, Reckson Service Industries, Inc. ("RSI") funded $5.2 million of a $15.75 million commitment to OnSite Access, Inc. ("OnSite") in connection with the closing of a preferred stock financing with an aggregate commitment of $60 million from RSI and a private equity investor group which included Spectrum Equity Investors, AT&T Ventures, Crosspoint Venture Partners and JP Morgan Investment Corporation. The preferred stock is convertible into OnSite's common stock and will convert automatically in the event OnSite completes an initial public offering within certain parameters. RSI and the other investors also entered into an Investors Rights Agreement and a Voting Agreement in respect of certain governance, voting and stockholders rights, including rights with respect to board representation, rights of first offer with respect to their OnSite stock, pre-emptive rights, registration rights and other matters.

     OnSite is a privately-held company that upgrades telecommunications infrastructures of multi-tenant office buildings and provides tenants of such buildings with cost-effective access to broadband Internet, data and voice network services through the use of DSL technology. After giving effect to the financing, RSI is the largest shareholder of OnSite with an approximate 33% interest on a diluted basis.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (c)      Exhibits

      4.1 Certificate of Designation of Series A, Series B, Series C and Series D Preferred Stock

      10.1 Investor Rights Agreement, by and among OnSite Access, Inc. and certain investors and individuals within management

      10.2 Voting Agreement, by and among OnSite Access, Inc. and certain investors.

      10.3  Series B, Series C and Series D Preferred Stock Purchase Agreement

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                RECKSON SERVICE INDUSTRIES, INC.



                                By:    /s/ Michael Maturo
                                     -----------------------------------
                                     Michael Maturo
                                     Executive Vice President, Chief Financial
                                     Officer and Treasurer


Date:  July 16, 1999